Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-62538, 333-104542, 333-118047, and 333-156436), Form S-4 (Nos. 333-90990 and 333-113337) and Form S-3 (No. 333-176294) of our report dated March 14, 2011 except with respect to Note 22, as to which the date is December 19, 2011, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Cumulus Media Inc., which appears in Cumulus Media Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 20, 2011.

PricewaterhouseCoopers LLP

Atlanta, Georgia

December 19, 2011